Exhibit 99.1

MAD CATZ® REPORTS FISCAL 2016 SECOND QUARTER FINANCIAL RESULTS

San Diego, CA – November 5, 2015 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), today announced financial results for the fiscal 2016 second quarter ended September 30, 2015.

Key Highlights of Fiscal 2016 Second Quarter and Subsequent:

•	Fiscal 2016 second quarter net sales increased 73% to $38.9 million, the highest second quarter net sales in the Company’s history;

•	Net sales growth driven by a 272% increase in net sales to the Americas, partially offset by an 11% decrease in net sales to EMEA and a 48% decrease in net sales to APAC;

•	Gross margin declined to 23.1% from 30.0% in the prior year quarter;

•	Total operating expenses increased 14% from the prior year period to $8.1 million;

•	Operating income was $0.9 million compared to an operating loss of $0.4 million in the prior year quarter;

•	Diluted loss per share was ($0.02) for the fiscal 2016 second quarter, compared to a diluted loss per share of ($0.01) last year;

•	Net position of bank loans, less cash, of $12.7 million at September 30, 2015, compared to $5.8 million at June 30, 2015 and $8.9 million at September 30, 2014;

•	Shipped Rock Band™ 4 Band-in-a Box™ Software Bundle, Wireless Fender™ Stratocaster™ Guitar Controller and Software Bundle, and stand-alone software for Xbox One and PlayStation™ 4 to retailers ahead of the October 6th launch date for Rock Band 4;

•	Announced F.R.E.Q.TE™ 7.1 surround sound gaming headset for Windows PC ;

•	Announced pre-order availability of the first Street Fighter™ V licensed fightstick starting October 26, 2015;

•	Shipped R.A.T. PROX™ high-performance gaming mouse, a 2015 CES Innovation Award Honoree;

•	Shipped R.A.T. PROS™ tournament-grade gaming mouse; and,

•	Established an “At-the-Market” (“ATM”) equity offering program through which the Company may sell from time to time up to an aggregate of $25.0 million of our common stock.

Summary of Financials

(in thousands, except margins and per share data)

	Three Months Ended September 30,		Change	Six Months Ended September 30,		Change
	2015	2014		2015	2014
Net sales	$38,918	$22,467	73%	$51,892	$39,214	32%
Gross profit	9,006	6,731	34%	11,884	11,794	1%
Total operating expenses	8,147	7,155	14%	14,787	13,349	11%

Operating income (loss)	859	(424)	(303%)	(2,903)	(1,555)	87%

Net loss	(1,611)	(922)	75%	(5,576)	(2,167)	157%

Net loss per share, basic and diluted	$(0.02)	$(0.01)	100%	$(0.08)	$(0.03)	167%

Gross margin	23.1%	30.0%	(690) bps	22.9%	30.1%	(720) bps

Adjusted EBITDA (loss) (1)	$1,391	$(111)	(1353%)	$(1,674)	$(557)	201%

(1)	Definitions, disclosures and reconciliations regarding non-GAAP financial information are included on page 8.

Commenting on the Company’s fiscal 2016 second quarter results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “We are very pleased to announce record second quarter sales driven by the successful launch of Rock Band 4. As expected, we started shipping product to retailers at the end of September, ahead of the October 6th launch date, and we expect Rock Band 4 to contribute to significant sales growth, improved operating leverage, and increased cash flow in Fiscal 2016.”

Summary of Key Sales Metrics

	Three Months Ended September 30,		Change	Six Months Ended September 30,		Change
(in thousands)	2015	2014		2015	2014
Net Sales by Geography
Americas	$27,027	$7,260	272%	$32,002	$12,709	152%
EMEA	9,656	10,904	(11%)	15,298	19,278	(21%)
APAC	2,235	4,303	(48%)	4,592	7,227	(36%)

	$38,918	$22,467	73%	$51,892	$39,214	32%

Sales by Platform as a % of Gross Sales
Next gen consoles (a)	73%	21%		61%	17%
PC and Mac	17%	43%		25%	45%
Universal	6%	20%		8%	22%
Smart devices	3%	11%		5%	10%
Legacy consoles (b)	1%	5%		1%	6%

	100%	100%		100%	100%

Sales by Category as a % of Gross Sales
Specialty controllers	69%	25%		59%	24%
Audio	17%	39%		22%	39%
Mice and keyboards	7%	22%		10%	23%
Games and other	5%	1%		4%	1%
Controllers	1%	9%		3%	9%
Accessories	1%	4%		2%	4%

	100%	100%		100%	100%

Sales by Brand as a % of Gross Sales
Mad Catz	75%	34%		64%	34%
Tritton	15%	37%		20%	37%
Saitek	9%	18%		13%	18%
Other	1%	11%		3%	11%

	100%	100%		100%	100%

(a)	Includes products developed for Xbox One, PlayStation 4 and Wii U.
(b)	Includes products developed for Xbox 360, PlayStation 3 and Wii.

Karen McGinnis, Chief Financial Officer of Mad Catz, commented, “We are pleased with our return to top-line growth for the quarter and year-to-date and remain confident that our business strategy, product offerings and financial position will help us return to sales growth and profitability in fiscal 2016. We remain focused on effectively managing our inventory, expenses and accounts receivable while positioning the Company to benefit from the upcoming holiday season.”

The Company will host a conference call and simultaneous webcast on November 5, 2015, at 5:00 p.m. ET, which can be accessed by dialing (303) 223-4376. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investor Relations”) or via telephone at (800) 633-8284 (reservation #21783853) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows® PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Safe Harbor

Information in this press release that involves the Company’s expectations business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first-party price reductions; availability of capital under our credit facilities; commercial acceptance of new in-home gaming consoles; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; unanticipated product delays; or a downturn in the market or industry. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company’s most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements as a result of new information or future events or developments, except as may be require by applicable law. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Contact:

Karen McGinnis	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	JCIR
Mad Catz Interactive, Inc.	mcz@jcir.com or (212) 835-8500
kmcginnis@madcatz.com or (858) 790-5040

- TABLES FOLLOW -

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net sales	$38,918	$22,467	$51,892	$39,214
Cost of sales	29,912	15,736	40,008	27,420

Gross profit	9,006	6,731	11,884	11,794

Operating expenses:
Sales and marketing	4,457	3,477	7,173	5,889
General and administrative	2,638	2,722	5,532	5,873
Research and development	941	846	1,862	1,368
Amortization of intangible assets	111	110	220	219

Total operating expenses	8,147	7,155	14,787	13,349

Operating income (loss)	859	(424)	(2,903)	(1,555)
Other expense:
Interest expense, net	(364)	(167)	(621)	(325)
Foreign currency exchange loss, net	(154)	(382)	(93)	(417)
Change in fair value of warrant liabilities	(871)	74	(917)	55
Other income (expense)	10	(2)	22	79

Total other expense	(1,379)	(477)	(1,609)	(608)

Loss before income taxes	(520)	(901)	(4,512)	(2,163)
Income tax expense	(1,091)	(21)	(1,064)	(4)

Net loss	$(1,611)	$(922)	$(5,576)	$(2,167)

Net loss per share:
Basic	$(0.02)	$(0.01)	$(0.08)	$(0.03)

Diluted	$(0.02)	$(0.01)	$(0.08)	$(0.03)

Shares used in per share computations:
Basic	73,469,571	64,149,124	73,469,571	64,115,591

Diluted	73,469,571	64,149,124	73,469,571	64,115,591

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2015	March 31, 2015
ASSETS
Current assets:
Cash	$6,970	$5,142
Accounts receivable, net	27,659	7,823
Other receivables	992	560
Inventories	33,145	15,479
Deferred tax assets	1,566	2,245
Income taxes receivable	341	967
Prepaid expenses and other current assets	1,897	1,293

Total current assets	72,570	33,509
Deferred tax assets	7,606	7,605
Other assets	686	418
Property and equipment, net	3,826	3,376
Intangible assets, net	2,490	2,584

Total assets	$87,178	$47,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans	$19,638	$7,920
Accounts payable	38,755	16,404
Accrued liabilities	13,647	4,196
Notes payable	919	1,015
Income taxes payable	557	141

Total current liabilities	73,516	29,676
Notes payable, less current portion	97	36
Warrant liabilities	2,104	1,187
Deferred tax liabilities	43	43
Deferred rent	738	762

Total liabilities	76,498	31,704

Shareholders’ equity:
Common stock	63,390	63,128
Accumulated other comprehensive loss	(4,917)	(5,123)
Accumulated deficit	(47,793)	(42,217)

Total shareholders’ equity	10,680	15,788

Total liabilities and shareholders’ equity	$87,178	$47,492

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(5,576)	$(2,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,038	1,060
Accrued and unpaid interest expense on note payable	—	10
Amortization of deferred financing fees	189	36
Loss on disposal of assets	6	6
Stock-based compensation	262	240
Change in fair value of warrant liabilities	917	(55)
Provision for deferred income taxes	678	44
Changes in operating assets and liabilities:
Accounts receivable	(19,790)	(4,195)
Other receivables	(431)	205
Inventories	(17,625)	(3,077)
Prepaid expenses and other current assets	(357)	(319)
Other assets	85	187
Accounts payable	22,280	4,332
Accrued liabilities	9,602	285
Deferred rent	(24)	—
Income taxes receivable/payable	1,045	(330)

Net cash used in operating activities	(7,701)	(3,738)

Cash flows from investing activities:
Purchases of intangible assets	(25)	—
Purchases of property and equipment	(1,245)	(686)

Net cash used in investing activities	(1,270)	(686)

Cash flows from financing activities:
Borrowings on bank loans	41,955	29,220
Repayments on bank loans	(30,248)	(24,297)
Payment of financing fees	(720)	(50)
Borrowings on notes payable	95	—
Repayments on notes payable	(160)	(469)
Proceeds from exercise of stock options	—	236
Payment of expenses related to issuance of common stock	(164)	—

Net cash provided by financing activities	10,758	4,640

Effects of foreign currency exchange rate changes on cash	41	(46)

Net increase in cash	1,828	170
Cash, beginning of period	5,142	1,496

Cash, end of period	$6,970	$1,666

Supplementary Data

Adjusted EBITDA (Loss) Reconciliation (non-GAAP)

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net loss	$(1,611)	$(922)	$(5,576)	$(2,167)
Adjustments:
Depreciation and amortization	552	580	1,038	1,096
Stock-based compensation	124	117	262	240
Change in fair value of warrant liabilities	871	(74)	917	(55)
Interest expense, net	364	167	621	325
Income tax expense	1,091	21	1,064	4

Adjusted EBITDA (loss)	$1,391	$(111)	$(1,674)	$(557)

Adjusted EBITDA (loss), a non-GAAP (“Generally Accepted Accounting Principles”) financial measure, represents net loss before interest, taxes, depreciation and amortization, stock-based compensation and change in the fair value of warrant liabilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net loss as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Our management believes, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.